EXHIBIT 99.1

UFP Technologies Announces Q1 2020 Results

NEWBURYPORT, Mass., May 05, 2020 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $3.9 million or $0.52 per diluted common share outstanding for its first quarter ended March 31, 2020, compared to net income of $3.7 million or $0.50 per diluted common share outstanding for the same quarter in 2019.  Sales for the first quarter were $48.3 million compared to 2019 first quarter sales of $47.3 million.

"I am pleased with our results, our response to the COVID-19 crisis, and our positioning going forward," said R. Jeffrey Bailly, Chairman & CEO. "Q1 saw modest gains of 2% on our top line and 4% on our bottom line, as UFP responded to the unfolding pandemic. Medical sales grew an impressive 16%, but these results were largely offset by significant declines in our non-medical markets.”

"In the medical space, orders related to elective surgeries have slowed, while orders in infection prevention and patient surfaces, such as medical mattresses, have increased substantially,” Bailly said. “We have also begun producing medical face shields and associated components in four of our facilities. Non-medical markets such as automotive and consumer have slowed dramatically due to customers closing their non-essential plants. All UFP factories are deemed essential businesses and are up and running. Attendance has slipped somewhat due to COVID-19, but we have kept up with customer demand by utilizing overtime and shifting direct labor employees to our busiest departments. Steps we are taking in the factories to safeguard our employees include significantly enhanced cleaning, temperature monitoring, and social distancing.”

"It is difficult to predict the net impact of the COVID-19 crisis, but we anticipate Q2 and likely Q3 will be adversely affected," Bailly added. “Our supply chain, which is primarily U.S.-based, has been meeting our needs. However, to mitigate risk, we have increased our raw materials and cash reserves. In addition, we have sharpened our focus on potential acquisitions. As in the last major economic downturn, when we were able to complete four acquisitions in fifteen months, we have a solid balance sheet and are ready to respond quickly to strategic acquisition opportunities that we believe will strengthen UFP and increase our value to customers.”

Financial Highlights for Q1 2020:

  Sales grew 2.0% to $48.3 million.
  Sales to the medical market grew 16.3%.  Sales to the aerospace & defense and automotive markets declined 23.2% and 19.8%, respectively.  All other sales (consumer, electronics, and industrial) declined 20.2%.
  Gross profit as a percentage of sales increased to 26.6% compared to 26.4% in the first quarter of 2019.
  Selling, general and administrative expenses ("SG&A") as a percentage of sales was 16.1% compared to 15.3% in the first quarter of 2019.
  Operating income was $5.1 million compared to $5.3 million in the first quarter of 2019.
  Net income was $3.9 million compared to $3.7 million in the first quarter of 2019.

UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market.  Utilizing highly specialized foams, films, and plastics, the Company converts raw materials through laminating, molding, radio frequency welding and fabricating techniques. The Company is diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics, and industrial markets.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to: statements regarding the anticipated effects on the Company of the COVID-19 pandemic, including with respect to the different markets in which the Company participates, demand for the Company’s products, the well-being and availability of the Company’s employees, the continuing operation of the Company’s locations, and the sufficiency of the Company’s supply chain, inventory and cash reserves; statements about the Company’s acquisition strategies and opportunities; statements regarding anticipated trends in the different markets in which the Company competes and expectations regarding customer demand; expectations regarding the Company’s liquidity and its business opportunities; statements about the Company’s growth potential and strategies for growth or anticipated revenues and the timing of such revenues; and any statements implying that the Company may be able to sustain or increase its sales, earnings and earnings per share or sales, earnings and earnings per share growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, or otherwise, including without limitation: the severity and duration of the COVID-19 pandemic and its impact on the markets in which the Company participates, including its impact on the Company’s customers, suppliers and employees, as well as the U.S. and worldwide economies; the timing, scope and effect of further governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic; risks relating to decreased, including substantially decreased, demand for our products; risks relating to the potential closure of any of our facilities or the unavailability of key personnel or other employees; risks that our inventory or cash reserves may be insufficient; risks relating to the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates; risks and uncertainties associated with increasing sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31
	2020	2019
Net sales	$48,277	$47,328
Cost of sales	35,454	34,831
Gross profit	12,823	12,497
SG&A	7,752	7,244
Gain on sale of fixed assets	(4)	-
Operating income	5,075	5,253
Interest expense, net	16	231
Other expense	327	239
Income before income taxes	4,732	4,783
Income taxes	841	1,049
Net income	$3,891	$3,734

Net income per share	$0.52	$0.50
Net income per diluted share	$0.52	$0.50

Weighted average common shares outstanding	7,457	7,402
Weighted average diluted common shares outstanding	7,538	7,466

Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	March 31,	December 31,
	2020	2019

Assets:
Cash and cash equivalents	$7,334	$3,743
Receivables, net	29,449	28,648
Inventories	20,242	18,276
Other current assets	2,750	2,583
Net property, plant, and equipment	56,230	56,739
Goodwill	51,838	51,838
Intangible assets, net	20,661	20,975
Other assets	5,709	5,956
Total assets	$194,213	$188,758
Liabilities and equity:
Accounts payable	7,535	4,577
Other current liabilities	9,927	12,207
Other liabilities	10,476	9,983
Total liabilities	27,938	26,767
Total stockholders' equity	166,275	161,991
Total liabilities and stockholders' equity	$194,213	$188,758

Contact: Ron Lataille
978-234-0926